CERTIFICATE OF AMENDMENT OF THE
                          CERTIFICATE OF INCORPORATION
                                       OF
                          DEL GLOBAL TECHNOLOGIES CORP.
                Under Section 805 of the Business Corporation Law
                 ----------------------------------------------

                  It is hereby certified that:

     FIRST: The name of the Corporation is DEL GLOBAL TECHNOLOGIES CORP. (the "Corporation").

     SECOND: The certificate of incorporation of the Corporation was filed by the Department of State on October 26, 1954. The name under which the Corporation was formed is Del Electronics Corp.

     THIRD: The amendment of the certificate of incorporation of the Corporation effected by this certificate of amendment is as follows:

               to increase the number of authorized shares of common stock, $.10 par value, from ten million (10,000,000) shares to twenty million (20,000,000) shares, $.10 par value.

     FOURTH: To accomplish the foregoing amendment, paragraph "Third" of the certificate of incorporation of the Corporation is hereby amended to read as follows:

     THIRD: the aggregate number of shares which the Corporation shall have authority to issue is Twenty Million (20,000,000) shares of common stock, $.10 par value."

     FIFTH: The foregoing amendment of the certificate of incorporation of the Corporation was authorized by the Board of Directors and followed by the majority vote of the holders of all of the outstanding shares of the Corporation entitled to vote on such amendment of the certificate of incorporation.

     IN WITNESS WHEREOF, we have hereunto signed this certificate this 13th day of February, 1997, and affirmed that the statements made herein are true under penalties of perjury.


/S/LEONARD TRUGMAN
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Leonard A. Trugman, President

/S/MICHAEL TABER
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Michael Taber, Secretary